Exhibit 3.9

KOG FINANCE, LLC

LIMITED LIABILITY COMPANY AGREEMENT

TABLE OF CONTENTS

ARTICLE 1 GENERAL		4

1.1	Limited Liability Company Agreement	4
1.2	Certificate of Formation	4
1.3	Name	4
1.4	Principal Place of Business	4
1.5	Name of the Member	5
1.6	Term of Existence	5
1.7	Duties of the Member	5
1.8	Liability of the Member	5
1.9	Duties of the Directors and Named Officers	5
1.10	Liabilities of the Directors and Named Officers	5

ARTICLE 2 DEFINITIONS		5

ARTICLE 3 PURPOSE AND CHARACTER OF THE BUSINESS		7

ARTICLE 4 MEMBER		7

4.1	Sole Member	7
4.2	Voting	7

ARTICLE 5 NEW MEMBERS; SHARES; CERTIFICATES		7

5.1	Admission of New Members	7
5.2	Uncertificated Shares	7

ARTICLE 6 MANAGEMENT AND OPERATION OF COMPANY BUSINESS		8

6.1	Board of Directors	8
6.2	Number, Qualification; Term of Office; Vote	8
6.3	Initial Board	9
6.4	Place of Meetings	9
6.5	Regular Meetings	9
6.6	Special Meetings	9
6.7	Adjournments	9
6.8	Notice of Meetings	9
6.9	Proxies	9
6.10	Quorum	10
6.11	Absent Directors	10
6.12	Conference Communications	10
6.13	Acts of Directors	10
6.14	Written Action	10
6.15	Committees	11
6.16	Compensation	11

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6.17	Removal	11

ARTICLE 7 OFFICERS		11

7.1	Number	11
7.2	Election; Term of Office and Qualifications	11
7.3	Removal and Vacancies	11
7.4	President	11
7.5	Chief Executive Officer	12
7.6	Secretary	12
7.7	Chief Financial Officer	12
7.8	Vice Presidents	12
7.9	Duties of Other Officers	12
7.10	Compensation	12

ARTICLE 8 INDEMNIFICATION		12

8.1	Indemnification	12
8.2	No Member Liability	14
8.3	Settlements	14
8.4	Amendments	14

ARTICLE 9 TRANSFERS		14

ARTICLE 10 BOOKS OF ACCOUNT; REPORTS AND FISCAL MATTERS		14

10.1	Books and Records	14
10.2	Company Funds	14
10.3	Tax Status	14

ARTICLE 11 CAPITAL		14

11.1	Capital Contributions; Shares	14
11.2	Loans to the Company	15
11.3	Creditor’s Interest in the Company	15
11.4	Stated Capital	15
11.5	Return of Stated Capital	15

ARTICLE 12 ALLOCATION OF INCOME, GAINS AND LOSSES		15

ARTICLE 13 DIVIDENDS		15

13.1	Dividends on Shares	15

ARTICLE 14 DISSOLUTION AND LIQUIDATION		16

14.1	Events of Dissolution	16
14.2	Liquidation and Winding Up	16

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ARTICLE 15 AMENDMENT		16

ARTICLE 16 APPROVAL OF REORGANIZATIONS AND BANKRUPTCY		17

ARTICLE 17 MISCELLANEOUS PROVISIONS		17

17.1	Headings	17
17.2	References	17
17.3	Construction	17
17.4	Governing Law	17
17.5	Third Party Benefit	17

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LIMITED LIABILITY COMPANY AGREEMENT
OF
KOG FINANCE, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into by KOG Oil & Gas ULC, an unlimited liability company formed under the laws of the Province of British Columbia (the “Member”).

WHEREAS, the Delaware Limited Liability Company Act, as amended, permits the formation of a limited liability company with a single member; and

WHEREAS, the undersigned has caused the formation of KOG Finance, LLC, a Delaware limited liability company (the “Company”), of which the undersigned constitutes the sole member;

NOW, THEREFORE, the Member hereby adopts the following Articles:

Article 1
General

1.1                               Limited Liability Company Agreement.  This Agreement constitutes the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act.  Notwithstanding the date of execution, this Agreement shall be effective as of the date of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware (the “Effective Date”) and shall govern the rights, duties and obligations of the Member, except as otherwise expressly required by the Act.

1.2                               Certificate of Formation.  The Member adopts, approves and ratifies the execution and filing in the office of the Secretary of State of the State of Delaware of the certificate of formation of the Company by Tiffanie D. Pearson, an individual resident of the State of Washington, on June 27, 2013 (the “Certificate of Formation”), a copy of which is attached as Exhibit 1 hereto, and acknowledges, approves and ratifies her designation as an “authorized person” of the Company in the Certificate of Formation as contemplated by Section 18-201(a) of the Act.

1.3                               Name.  The name of the Company shall be and the business shall be conducted under the name of “KOG Finance, LLC” or under such other name or names as the Board of Directors may determine.  The Board of Directors is authorized to execute and deliver or file such documents and to take such actions as it may consider advisable to permit the Company to use and to ensure the Company’s right to use such name or names.

1.4                               Principal Place of Business.  The location of the principal place of business of the Company shall be such place in the United States as the Board of Directors may from time to time determine (the “Principal Office”).  The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Board of Directors deems advisable.  The Board of Directors is authorized and directed to execute and deliver or file such documents and to take such actions as it may consider advisable to permit the Company to conduct its business in such states.

1.5                               Name of the Member.  The name of the Member is KOG Oil & Gas ULC.

1.6                               Term of Existence.  The Company shall be formed as of the time of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware and its term of existence shall be perpetual, unless earlier terminated, dissolved or liquidated in accordance with the provisions of this Agreement.

1.7                               Duties of the Member.  The only duties of the Member to the Company shall be those established in this Agreement, and there shall be no other express or implied duties of the Member to the Company.

1.8                               Liability of the Member.  Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the only Member of the Company.

1.9                               Duties of the Directors and Named Officers.  Except as otherwise specifically provided in this Agreement, each Director and Named Officer shall owe the same fiduciary duties to the Company and the Member as the directors and officers of a corporation organized under the Delaware General Corporation Law owe to the corporation and its stockholders.

1.10                        Liabilities of the Directors and Named Officers.  The personal liability of a Director or Named Officer to the Company or the Member for monetary damages for breach of fiduciary duty as a Director or Named Officer shall be eliminated to the fullest extent permitted by law.  Neither the amendment, modification, or repeal of this Section 1.10 nor the adoption of any provision in this Agreement or the Certificate of Formation inconsistent with this Section 1.10 shall adversely affect any right or protection of a Director or Named Officer with respect to any act or omission that occurred before the time of such amendment, modification, repeal, or adoption.

Article 2
Definitions

Unless the context otherwise specifies or requires, the terms defined in this Article 2 shall, for the purposes of this Agreement, have the meanings specified.  Certain other capitalized terms are defined elsewhere in the Agreement.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Affiliate” means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified

Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person that, directly or indirectly, is the beneficial owner of ten percent or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person has a substantial beneficial interest, and (iv) any relative or spouse of the specified Person.

“Agreement” means this Limited Liability Company Agreement, as it may be amended or supplemented from time to time.

“Board of Directors” means the board of directors of the Company established pursuant to Article 6.

“Capital Contribution” means the amount of money or the fair market value of any property contributed to the Company by the Member pursuant to Section 11.1.

“Code” means the Internal Revenue Code of 1986, as amended.  All references in this Agreement to a section of the Code shall be considered to include any subsequent amendment or replacement of that section.

“Director” means a Person serving on the Board of Directors pursuant to Article 6.

“Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

“Fiscal Year” means the 12-month accounting period of the Company used for U.S. federal income tax purposes ending on December 31 of each year, or such other date as the Board of Directors may determine from time to time.

“Named Officers” is defined in Section 7.1.

“Person” means any natural person, corporation, limited liability company, association, partnership (whether general or limited), joint venture, proprietorship, governmental agency, trust, estate, association, custodian, nominee or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity.

“Principal Office” is defined in Section 1.4.

“Reorganization” means (i) any consolidation or merger of the Company with or into any other Person, whether or not the Company is the surviving entity, (ii) any conversion of the Company into another entity pursuant to Section 18-216 of the Act, (iii) any exchange or other transaction pursuant to which outstanding Shares are converted into other securities, property or money or (iv) any sale, transfer or other disposition of all or substantially all of the Company’s assets in a single transaction or a series of related transactions.  A dissolution or liquidation of the Company pursuant to Article 16 will not constitute a “Reorganization” within the meaning of this Agreement.

“Share” means an ownership interest in the Company that evidences the combined rights and obligations under this Agreement of the Member who holds such Share including, without limitation, all rights, if any, in (i) management of the Company, (ii) consenting to, approving or disapproving specific actions, (iii) receiving allocations of Profits and Losses, and (iv) receiving distributions from the Company, all as specified in this Agreement.

“Stated Capital Account” is defined in Section 11.4.

“Treasury Regulations” refers to the regulations promulgated by the United States Treasury Department under the Code.  Any reference in this Agreement to a Section of the Treasury Regulations shall be considered also to include any subsequent amendment or replacement of that Section.

Article 3
Purpose and Character of the Business

The purpose and character of the business of the Company shall be to undertake and carry on any lawful business, purpose, or activity permitted under the Act and approved by the Board of Directors.

Article 4
Member

4.1                               Sole Member.  The Member shall be the sole member of the Company and shall have all of the rights, powers and privileges of a member under the Act.

4.2                               Voting.  The Member shall have one vote for each Share on all matters on which the Member is entitled to vote.  Except where otherwise required by the Act or this Agreement, all questions shall be decided by a majority vote.

Article 5
New Members; Shares; Certificates

5.1                               Admission of New Members.  Additional members may be admitted to the Company and additional Shares may be issued from time to time to the Member or to new members, all as the Member may determine.

5.2                               Uncertificated Shares.  The Shares of the Company shall be uncertificated unless otherwise determined by the Board of Directors.

Article 6
Management and Operation of Company Business

6.1                               Board of Directors.  The business and affairs of the Company shall be managed by or under the authority of the Board of Directors, except as otherwise required by the Act or this Agreement.  In addition to such powers and authorities as may be provided by law or elsewhere in this Agreement, the Directors, for and on behalf of the Company, shall have full power and authority, at the expense of the Company (by direct payment or reimbursement):

(a)                                 to make, renew, amend, and cancel leases and other occupancy, use, easement, and license agreements as to all or any part of the Company property for such price or consideration, and on such terms, covenants, and conditions as they deem advisable;

(b)                                 to sell, exchange, assign, transfer, or convey and otherwise dispose of or deal with all or any part of the Company property for such price or consideration as they deem advisable;

(c)                                  to borrow money and to mortgage or otherwise hypothecate all or any part of the Company property, both real and personal; to prepay, in whole or in part, or refinance, recast, increase, modify, renew or extend any such mortgage or secured loan; to agree to repay any loan over a term extending longer than the stated term or extended term of the Company; to execute mortgage notes, mortgages, collateral assignments of rents and leases, tax and insurance escrow agreements, and do all such other things in such form and manner as may be required by any lender; to assign and convey Company property to a nominee for the purpose of mortgage financing and to reacquire the Company property from such nominee;

(d)                                 to build upon, remodel, add on, demolish, rebuild and otherwise alter or improve any Company property and any structures and improvements thereon;

(e)                                  to purchase, lease, or otherwise acquire the ownership or possession of real property, whether improved or unimproved;

(f)                                   to employ from time to time persons, firms, or corporations for the operation and management of the Company business or property; and

(g)                                  to do all other things and acts, though not expressly authorized, as may be reasonably necessary, advisable, or incidental to effectuate any of the foregoing, and to make, execute, and deliver such instruments and documents as may be necessary, advisable, or incidental to carry out the foregoing.

6.2                               Number, Qualification; Term of Office; Vote.  The initial number of members of the Board of Directors shall be two (each a “Director”).  Each Director shall be appointed from time to time by the Member.  Each Director shall be a person resident in the United States and not resident in any other country.  A Director shall hold office until such Director’s successor shall have been appointed, or until the earlier death, resignation, removal or disqualification of such Director.  The Member may increase or decrease the number of Directors at any time or from time to time.  At any time at which there is more than one Director, each Director shall have one vote in all matters to come before the Board of Directors.  The provisions of Section 6.4 through Section 6.12 apply (i) when more than one Director is serving and (ii) with respect to any committee established by the Board of Directors.

6.3                               Initial Board.  The initial Board of Directors shall consist of the following individuals:

Lynn Peterson
James Henderson

6.4                               Place of Meetings.  Meetings of the Board of Directors shall be held at the Principal Office or at such other place in the United States as may be agreed by the Directors from time to time.

6.5                               Regular Meetings.  Regular meetings of the Board of Directors may be held on an annual or other less frequent periodic basis as may be determined by the Directors.

6.6                               Special Meetings.  A special meeting of the Board of Directors may be called for any purpose or purposes at any time by any Director or by the Member.

6.7                               Adjournments.  Any meeting of the Board of Directors may be adjourned from time to time to another date, time and place.  If any meeting of the Board of Directors is so adjourned, no notice as to such adjourned meeting need be given if the date, time and place at which the meeting will be reconvened are announced at the time of adjournment.

6.8                               Notice of Meetings.  Unless otherwise required by law, written notice of each meeting of the Board of Directors, stating the date, time and place and, in the case of a special meeting, the purpose or purposes, shall be given at least five days and not more than 90 days before the meeting to every Director.  A Director may waive notice of the date, time, place and purpose or purposes of a meeting of the Board of Directors.  A waiver of notice is effective whether given before, at or after the meeting, and whether given in writing, orally or by attendance.  Attendance by a Director at a meeting is a waiver of notice of that meeting, unless the Director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

6.9                               Proxies.  A Director may cast or authorize the casting of a vote by filing a written appointment of proxy with one or more other Directors at or before the meeting at which the appointment is to be effective; provided, however, that the person appointed as proxy must be resident in the United States and not resident in any other country.  Any copy of the original of such appointment may be filed in lieu of the original if it is a complete and legible reproduction of the entire original and the filing may be made by any means of transmission so long as the transmission contains information sufficient to determine that the Director authorized such transmission.

6.10                        Quorum.  There is a quorum for the transaction of business at a meeting of the Board of Directors if (1) a majority of the Directors are present and (2) a majority of the Directors present are persons who are resident in the United Stated and not resident in any other country.

6.11                        Absent Directors.  A Director may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Directors; provided, however, that any such consent or opposition must be signed in the United States.  If such Director is not present at the meeting, such consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but such consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the Director has consented or objected.

6.12                        Conference Communications.  To the fullest extent permitted under the Act, any or all of the Directors may participate in any meeting of the Board of Directors, or of any duly constituted committee thereof, by any means of communication through which the participating Directors may simultaneously hear each other during such meeting; provided, however, that all such conference communications must originate from the United States.  For the purposes of establishing a quorum and taking any action at the meeting, Directors participating pursuant to this Section 6.12 shall be deemed present in person at the meeting; and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

6.13                        Acts of Directors.  Except as otherwise provided in this Agreement, the Board of Directors shall take action at a meeting by the affirmative vote of (i) the sole Director or (ii) a majority of the total number of Directors, as the case may be, and any such act shall be deemed to be the action of the Board of Directors for all purposes of this Agreement and the Act.

6.14                        Written Action.  Any action which might be taken by the sole Director or at a meeting of the Board of Directors, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed by, as the case may be, the sole Director or a number of Directors, or committee members, whose approval would be sufficient to approve the action at a meeting at which all of the Directors (or such committee) were present; provided, however, that such written action must be signed in the United States.  When written action is taken by fewer than all Directors, the Board of Directors shall notify all Directors of the text and effective date of the action immediately.  Failure to provide the notice does not invalidate the written action.  Any Electronic Transmission consenting to an action to be taken and transmitted by a Director, or committee member, or by a Person or Persons authorized to act for a Director or committee member, shall be deemed to be written for purposes of this Section 6.14, provided that any such Electronic Transmission sets forth information from which the Company can determine that the Electronic Transmission was transmitted by the Director or committee member, or a Person authorized to act for the Director or committee member.  The date on which such Electronic Transmission is transmitted shall be deemed to be the date on which such consent was signed.

6.15                        Committees.  A resolution approved by the Board of Directors may establish committees having the authority of the Board of Directors in the management of the business of the Company to the extent provided in the resolution.  A committee shall consist of one or more Persons, who need not be Directors, but a majority of whom must be persons resident in the United States and not resident in any other country.  Sections 6.4 to 6.14 of this Agreement shall apply to committees and members of committees to the same extent as those sections apply to the Board of Directors and the Directors of the Company.  Committees are subject to the direction and control of, and vacancies in the membership thereof shall be filled by, the Board of Directors.

6.16                        Compensation.  Directors shall not be compensated by the Company for serving in such capacity unless the Member determines otherwise.  The Company shall bear the expenses, if any, incurred by each Director’s attendance at meetings of the Board of Directors and shall reimburse Directors for reasonable and documented out-of-pocket expenses incurred in the course of providing services for the Company.

6.17                        Removal.  Any Director may be removed from office at any time, with or without cause, by the action of the Member.

Article 7
Officers

7.1                               Number.  The officers of the Company, all of whom shall be natural persons, shall consist of a President, a Chief Executive Officer, a Secretary, a Chief Financial Officer, and any Vice Presidents (“Named Officers”), and any other officers and agents as the Board of Directors may designate from time to time.  Any Person may hold two or more offices.  A majority of Named Officers shall be persons who are resident in the United States and not resident in any other country.

7.2                               Election; Term of Office and Qualifications.  The Board of Directors shall elect officers from time to time as it deems appropriate.  Such officers shall hold office until their successors are elected and qualified, or until the office is eliminated by amendment of this Agreement, in the case of the Named Officers, or a vote of the Directors, in the case of officers other than Named Officers.  An officer who is a Director shall hold office until the election and qualification of his or her successor even though he or she may cease to be a Director.

7.3                               Removal and Vacancies.  Any officer may be removed from his or her office with or without cause upon a vote of the Directors.  Such removal shall be without prejudice to the contract rights of the Person so removed.  A vacancy among the officers by death, resignation, removal or otherwise shall be filled by the Board of Directors, unless such office is eliminated.

7.4                               President.

(a)                                 The Company shall be managed by a President.  The Board of Directors delegates to the President the authority to oversee and supervise the Company’s business.  Except as otherwise provided in this Agreement, the President is authorized to determine all questions relating to the day-to-day conduct, operation and management of the business of the Company.  The President is directly responsible to the Board of Directors.

(b)                                 The President may delegate such part of his or her duties as he or she may deem reasonable or necessary in the conduct of the business of the Company to one or more employees of the Company, who shall each have such duties and authority as is determined from time to time by the President or as may be set forth in any agreement between such employee and the Company.  The initial President shall be Lynn Peterson.

7.5                               Chief Executive Officer.  The Chief Executive Officer shall perform such duties as may from time to time be prescribed by the Board of Directors.  The initial Chief Executive Officer shall be Lynn Peterson.

7.6                               Secretary.  The Secretary shall be secretary of and shall attend all meetings of the Members and Board of Directors and shall record all proceedings of such meetings in the minute book of the Company.  He or she shall give proper notice of meetings of Members and the Board of Directors.  He or she shall perform such other duties as may from time to time be prescribed by the Board of Directors or the President.  The initial Secretary shall be James Henderson.

7.7                               Chief Financial Officer.  The Chief Financial Officer shall keep or cause to be kept accurate accounts of all moneys of the Company received or disbursed.  He or she shall deposit or cause to be deposited all moneys, drafts and checks in the name of and to the credit of the Company in such banks and depositaries as the Board of Directors or the President shall from time to time designate.  He or she shall have power to endorse or cause to be endorsed for deposit or collection all notes, checks and drafts received by the Company.  He or she shall disburse or cause to be disbursed the funds of the Company as ordered by the President.  He or she shall render to the Board of Directors and the President whenever required an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Company and shall perform such other duties as set forth in Article 10 and as may from time to time be prescribed by the Board of Directors or the President.  The initial Chief Financial Officer shall be James Henderson.

7.8                               Vice Presidents.  The Vice Presidents, if any, shall perform such duties as may from time to time be prescribed by the Board of Directors or the President.

7.9                               Duties of Other Officers.  The duties of such other officers and agents as the Board of Directors may designate shall be set forth in the resolution creating such office or agency or by subsequent resolution.

7.10                        Compensation.  The officers, agents and employees of the Company shall receive such compensation for their services as may be determined from time to time by the Board of Directors or as shall be set forth in a written agreement.

Article 8
Indemnification

8.1                               Indemnification.

(a)                                 To the fullest extent permitted by law, the Company shall indemnify, hold harmless and defend each Director and Named Officer and their respective Affiliates, directors, officers, employees, members, managers, partners, shareholders, assigns, representatives and agents (individually, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such Indemnitee, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of, or in connection with, the business or the operation of the Company (each, a “Claim”) if the Indemnitee’s conduct:

(1)                                 was not a breach of the Indemnitee’s duty of loyalty to the Company or the Member,

(2)                                 did not involve acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, and

(3)                                 did not involve any transaction from which the Indemnitee derived an improper personal benefit.

(b)                                 An Indemnitee shall have the right to employ separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given the notice of the Claim or (iii) the Indemnitee has been advised in writing by its counsel that representation of such Indemnitee and other parties by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them.  It is understood, however, that the Company shall, in connection with any one such Claim or separate but substantially similar or related Claims in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable and documented out-of-pocket fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential differing interests with the Company, unless but only to the extent the Indemnitees have actual or potential differing interests with each other.

(c)                                  To the fullest extent permitted by law and subject to Section 8.1(b), expenses incurred by an Indemnitee in defending any Claim subject to this Article 8 shall, from time to time, be advanced by the Company before the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount unless it is determined that such Indemnitee is entitled to be indemnified therefor pursuant to this Article 8.  An Indemnitee shall not be denied indemnification in whole or in part under this Article 8 merely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies, if the transaction was not otherwise prohibited by the terms of this Agreement and the conduct of the Indemnitee satisfied the conditions set forth in Section 8.1(a).

8.2                               No Member Liability.  Any indemnification provided under this Article 8 shall be satisfied solely out of assets of the Company, as an expense of the Company.  No Member shall be subject to personal liability by reason of these indemnification provisions.

8.3                               Settlements.  The Company shall not be liable for any settlement of any such Claim effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such Claim, the Company agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

8.4                               Amendments.  Any amendment of this Article 8 shall not adversely affect any right or protection of an Indemnitee who was serving at the time of such amendment or repeal, and such rights and protections shall survive such amendment or repeal with respect to events that occurred before such amendment or repeal.

Article 9
Transfers

The Member’s Shares may be transferred by the Member in whole or in part at any time.

Article 10
Books of Account; Reports and Fiscal Matters

10.1                        Books and Records.  The Company shall maintain such books of account and such financial information as may be required by the Member and the Act.  The Member or a designee shall retain a copy of this Agreement and all written actions of the Member and the Board of Directors at the Principal Office or at such other place as the Member may designate.

10.2                        Company Funds.  The Company’s funds may be deposited in such banking institutions as the Board of Directors determines, and withdrawals shall be made on such signature or signatures as the Board of Directors determines.

10.3                        Tax Status.  The Member intends that the Company will be classified solely for U.S. federal income tax purposes as an “eligible entity” that is disregarded as an entity separate from its owner as provided in Treasury Regulations Section 301.7701-3(a).

Article 11
Capital

11.1                        Capital Contributions; Shares.  The Member shall make the initial Capital Contribution indicated on Schedule A hereto and, in exchange for such initial Capital Contribution, shall receive the Shares set forth on Schedule A.  The Member shall make such additional Capital Contributions as it may determine from time to time.  In exchange for such additional Capital Contributions, the Member shall be entitled to receive the number and class of Shares as determined by the Board of Directors.  Persons admitted as Members pursuant to Section 5.1 shall be entitled to receive the number and class of Shares as determined by the Board of Directors in exchange for their Capital Contributions.

11.2                        Loans to the Company.  The Member may, but is not obligated to, make loans to the Company from time to time.  Any such loans shall not be treated as Capital Contributions to the Company for any purpose hereunder, but the Company shall be obligated to the Member for the amount of any such loans pursuant to the terms thereof.

11.3                        Creditor’s Interest in the Company.  No creditor who makes a loan to the Company shall have or acquire at any time as a result of making the loan any direct or indirect interest in the profits, capital or property of the Company, other than such interest as may be accorded to a secured creditor.  Notwithstanding the foregoing, this provision shall not prohibit in any manner whatsoever a secured creditor from participating in the profits of operation or gross or net sales of the Company or in the gain on sale or refinancing of the Company, all as may be provided in its loan or security agreements.

11.4                        Stated Capital.  The Company shall maintain a separate account (a “Stated Capital Account”) for each class of Shares that it issues.  On the issuance of Shares of a particular class, there shall be added to the Stated Capital Account of that class the amount of the Member’s Capital Contribution with respect to such Shares.  There shall be deducted from the Stated Capital Account of a class of Shares such amount of the Stated Capital of that class as was reduced and paid to the Member pursuant to this Agreement.

11.5                        Return of Stated Capital.  The Board of Directors may reduce the Stated Capital Account in respect of a class of Shares for purposes of distributing such Stated Capital to the Member in an amount not exceeding the balance of the Stated Capital Account of such Shares.  Provided that the Board of Directors shall not reduce the Stated Capital Account in respect of a class of Shares for purposes of distributing such Stated Capital to the Member if there are reasonable grounds for believing that the Company is or, after taking such action, would be unable to pay its liabilities as they become due; or if there are reasonable grounds for believing that after taking such action, the realizable value of the company’s assets would be less than the aggregate of its liabilities.

Article 12
Allocation of Income, Gains and Losses

The income, profits, gains, losses, and tax credits of the Company and distributions of cash or property of the Company to the Member shall be treated for United States federal income tax purposes as if the Company were a sole proprietorship, branch or division of the Member, as applicable, in accordance with Treasury Regulation Section 301.7701-2(a).

Article 13
Dividends

13.1                        Dividends on Shares.  The Board of Directors may in its sole discretion declare dividends, including dividends designated as “Special Dividends,” payable on the Shares.  The Board of Directors may declare and pay such dividends on Shares independent of any dividend or any requirement to declare dividends on any other class of securities of the Company.

13.2                        Payment of Dividends.  The payment of any dividend on the Shares (less any tax required to be withheld) shall be made by cash, check of the Company, or wire transfer.  The transfer of funds by wire or the mailing of such cash or check to a holder of Shares to the address of such holder as shown on the records of the Company shall satisfy the dividend represented thereby unless the check is not paid upon presentation.

Article 14
Dissolution and Liquidation

14.1                        Events of Dissolution.  The Company shall be dissolved upon the occurrence of any of the following events:

(a)                                 The written consent of the Member; or

(b)                                 The final decree of a court that dissolution is required under applicable law.

14.2                        Liquidation and Winding Up.  If the Company is dissolved pursuant to Section 14.1, the Company shall be liquidated and the Directors (or other Person or Persons designated by the Directors by a decree of court) shall wind up the affairs of the Company.  The Directors or the Person winding up the affairs of the Company shall promptly proceed to the liquidation of the Company and, in settling the accounts of the Company, the assets and the property of the Company shall be distributed in the following order of priority:

(a)                                 To the payment of all debts and liabilities of the Company in the order of priority as provided by law (other than outstanding loans from the Member);

(b)                                 To the establishment of any reserves deemed necessary by the Directors or the Person winding up the affairs of the Company for any contingent liabilities or obligations of the Company;

(c)                                  To the repayment of outstanding loans from the Member to the Company;

(d)                                 The balance, if any, shall be distributed to the Member with respect to the Shares.

Article 15
Amendment

The Certificate of Formation and this Agreement may be amended only by the Member.  Any amendment of this Agreement shall be in writing and a copy thereof shall be kept with a copy of this Agreement at the Principal Office of the Company or such other place as the Member shall designate.  Upon the admission of a new member pursuant to Section 5.1, this Agreement must be amended to reflect the change in tax classification for United States federal tax purposes, as well as any other amendments that the admission of such new member makes necessary or helpful.

Article 16
Approval of Reorganizations and Bankruptcy

Without the written consent of the Member, (i) the Company shall not engage in any Reorganization or (ii) commence any proceedings or the filing of any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency or similar law.

Article 17
Miscellaneous Provisions

17.1                        Headings.  The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

17.2                        References.  References to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.

17.3                        Construction.  The word “including” means “including without limitation.”  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.

17.4                        Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the state of Delaware, without giving effect to any choice of law provisions thereof.  Any conflict or apparent conflict between this Agreement and the Act will be resolved in favor of this Agreement, except as otherwise specifically required by the Act.

17.5                        Third Party Benefit.  Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights, remedies, obligations or liabilities of any nature whatsoever; provided, however, that the Indemnitees shall, as intended third-party beneficiaries thereof, be entitled to the enforcement of Article 8, but only insofar as the obligations sought to be enforced thereunder are those of the Company

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Effective Date.

KOG OIL & GAS ULC

By:	/s/ James P. Henderson
Name:	James P. Henderson
Title:	Secretary